EXHIBIT 99B.1
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
CONSOLIDATED STATEMENTS OF                            U S WEST, Inc.
INCOME (UNAUDITED)
                       Quarter Ended          Six Months Ended
In millions, except    June 30,           %   June 30,           %
per share amounts        1995    1994  Change   1995    1994  Change
- - ------------------------------ ------- -------------- ------- -------
SALES & OTHER REVENUES $2,894  $2,708     6.9 $5,722  $5,349     7.0

EXPENSES
Employee-related          997     943     5.7  1,975   1,854     6.5
Other operating           559     518     7.9  1,069     995     7.4
Taxes other than
 income taxes             113     105     7.6    227     213     6.6
Depreciation & amort.     562     507    10.8  1,122   1,010    11.1
Interest expense          139     110    26.4    267     219    21.9
Equity losses in
 unconsol. ventures        33      22    50.0     90      57    57.9
Gains on asset sales:
 Rural tele. exchanges     15      24   (37.5)    78      48    62.5
 Paging assets              -      68      -       -      68      -
Other income - net          8      14   (42.9)     2      14   (85.7)
                       ----------------       ----------------
Income before income      514     609   (15.6) 1,052   1,131    (7.0)
 taxes

Income taxes              196     234   (16.2)   404     432    (6.5)
                       ----------------       ----------------
NET INCOME                318     375   (15.2)   648     699    (7.3)

Preferred dividends         1       -     -        2       -     -
                       ----------------       ----------------

EARNINGS AVAILABLE FOR  $ 317   $ 375   (15.5) $ 646   $ 699    (7.6)
 COMMON STOCK          ================       ================


Average common shares    470.4   453.6    3.7   469.5   449.0    4.6
 outstanding           ================       ================


EARNINGS PER COMMON     $0.67   $0.83   (19.3) $1.37   $1.56   (12.2)
 SHARE                 ================       ================

Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.

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